Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

INFOR (US), INC.

and

CIBER, INC.

dated as of March 20, 2017

i

EXHIBITS
Exhibit A	-	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	-	Form of Seller Release
Exhibit C	-	Transition Services Agreement
Exhibit D	-	Form of Buyer Employee NND Agreement

SCHEDULES
Schedule 1.1(b)	-	Business Employees
Schedule 1.1(e)	-	Permitted Encumbrances
Schedule 2.1(a)	-	Assigned Contracts
Schedule 2.1(d)	-	Other Acquired Assets
Schedule 2.1(e)(i)	-	Accounts Receivable
Schedule 2.1(e)(ii)	-	Infor Excluded Receivable
Schedule 2.3(c)(i)	-	Accounts Payable
Schedule 2.3(c)(ii)	-	Infor Excluded Payable
Schedule 2.9(a)(viii)	-	Key Individuals
Schedule 2.9(a)(viii)(A)	-	Certain Business Employees
Schedule 2.11	-	Purchase Price Allocation
Schedule 6.6	-	Refinancing Terms
Schedule 6.7	-	Employee Obligations

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 20, 2017 (the “Effective Date”), is entered into by and between Ciber, Inc., a Delaware corporation (“Seller”), and Infor (US), Inc., a Delaware corporation (“Buyer”).  Seller and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, Seller is engaged in the business of selling and delivering professional information technology solutions and other services in connection with Buyer’s software products (the “Business”); and

WHEREAS, Seller desires to sell, transfer and assign, and to cause certain of its Affiliates to sell, transfer and assign, to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets (as set forth herein), free and clear of any Encumbrances (other than the Permitted Encumbrances), and in connection therewith, Buyer has agreed to assume (or cause one or more of its Affiliates to assume) certain of the liabilities of Seller and certain of its Affiliates relating to the Business, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to create a legal contract and to be legally bound hereby, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1.                                 Definitions.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Accounts Receivable” means:  (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature, including costs and estimated earnings in excess of billings.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Action” means any action, suit, litigation, proceeding, claim, investigation or administrative action by a Governmental Authority or other Person.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person, including any Person that directly or indirectly beneficially owns more than fifty percent (50%) of the outstanding voting equity interest or otherwise controls more than fifty percent (50%) of the voting rights with respect to such Person.  For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” or “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, membership interests or other equity interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.11.

“Assets and Properties” of any Person shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Assigned Proprietary Materials” has the meaning set forth in Section 2.1(b).

“Assignment Instruments” has the meaning set forth in Section 2.9(a)(xii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Instruments” has the meaning set forth in Section 2.9(b)(iv).

“Benefit Plan” means employment, compensation, bonus, pension, profit sharing, incentive compensation, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock or other equity compensation, performance, retirement, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, tuition reimbursement, outplacement, fringe benefit, vacation, sabbatical, sick leave, severance or retention, termination, change in control, redundancy policy, workers’ compensation, retirement, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, welfare benefit or other plan, program, agreement or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or an ERISA Affiliate, including any plan, program, agreement or arrangement covering non-United States employees or former employees.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Books and Records” has the meaning set forth in Section 2.1(c).

“Business” has the meaning set forth in the Recitals.

“Business Employees” means the employees of Seller and its Affiliates set forth on Schedule 1.1(b).

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems that are Acquired Assets.

“Business Tax Returns” means any sales, use, real and personal property (tangible and intangible) and any other non-income Tax Returns exclusively related to the Business or the Acquired Assets.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Employee NND Agreement” has the meaning set forth in Section 2.9(a)(viii).

“Buyer Plans” has the meaning set forth in Section 5.9(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York, New York are authorized or required by Law to close.

“Closing” means the closing of the purchase and sale of the Acquired Assets and assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement.  The Closing will be deemed effective for all purposes as of 11:59 p.m. Eastern Time on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all confidential and non-public information of either Party furnished to the other Party in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement (including this Agreement and the Transaction Documents), except to the extent that any such information may become generally available to the public other than through the actions of the Parties or any other person under a duty of confidentiality to a Party.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 26, 2016, between Seller and Buyer.

“Consent” means any consent, approval, allowance, authorization, consultation, declaration, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing, recording, validation or notification.

“Contract” means any contract, agreement, instrument, option, lease, license, sale and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Devices” means any computers (including laptops), tablets, smartphones or cellphones included in the Acquired Assets.

“Disclosure Schedule” has the meaning set forth in Article III.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any lien (statutory or otherwise), superlien, mortgage, license, easement, covenant, security interest, pledge, deed of trust, option, right of first refusal or offer, reservation, restriction on transferability, conditional sale, prior assignment, defect of title or other claim, charge, burden or encumbrance of any nature whatsoever on any property or property interest.

“End Date” has the meaning set forth in Section 8.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successors thereto.

“ERISA Affiliate” means any Person that is included with Seller in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Foreign Competition Law” means any Law regulating antitrust, competition or merger control matters existing in foreign jurisdictions.

“GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

“Governmental Authority” means any:  (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including  any governmental division, subdivision, department, agency, bureau, branch, office, commission, counsel, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, executive, judicial, legislative, police, regulatory, administrative or taxing functions or any other power of or pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Infor Excluded Payable” has the meaning set forth in Section 2.3(c).

“Infor Excluded Receivable” has the meaning set forth in Section 2.1(e).

“Intellectual Property Rights” means all U.S. and foreign (a) trademarks, service marks, trade names, and Internet domain names, and applications and registrations therefor, (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights, (c) registered and unregistered copyrights and registrations and applications therefor, (d) trade secrets and (e) all other intellectual property rights.

“Interim Financial Statements” has the meaning set forth in Section 3.8(a).

“IRCA” has the meaning set forth in Section 3.14(h).

“Key Customers” has the meaning set forth in Section 3.17.

“Key Suppliers” has the meaning set forth in Section 3.17.

“Knowledge of Seller” means the knowledge of Beth Dvoracek and Christian Mezger, after reasonable due inquiry of such Person’s direct reports.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.8(a).

“Law” means each provision of any currently existing federal, national, state, local or foreign law, statute, treaty, constitution, ordinance, order, injunction, judgment, decree, ruling, writ, assessment, arbitration award, code, rule, regulation or binding guideline, promulgated or issued by any Governmental Authority, as well as any binding agreements entered into by any Party with any Governmental Authority.

“Loss” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, has a material adverse effect on (a) the financial condition, financial performance of the Business or (b) the Acquired Assets or Assumed Liabilities taken as a whole.

“Non-Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Order” means any writ, judgment, decision, decree, award, order, injunction, temporary restraining order, ruling or similar order of any federal, state or local court or Government Authority.

“Party” and “Parties” are defined in the first paragraph of this Agreement.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes not yet due or delinquent, (b) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (c) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances would not reasonably be expected to result in a Material Adverse Effect, (d) any non-exclusive license or right granted in the ordinary course and consistent with past practices, (e) the Encumbrances set forth on Schedule 1.1(e) and (f) any Encumbrance that is an Assumed Liability.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, estate, trust, company, business association, firm, society, organization, Governmental Authority or other entity including any successors or assigns (by merger or otherwise) of such entity.

“Proprietary Materials” means any or all of the following:  (a) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); and (b) Software and Software systems (including data, source code and object code, databases and related documentation), each in any form and embodied in any media, however documented and whether or not embodied in any tangible form.

“Purchase Price” has the meaning set forth in Section 2.6.

“Refinancing” has the meaning set forth in Section 6.6.

“Required Governmental Consents” has the meaning set forth in Section 3.5(a).

“Restricted Business” means any activities involving the marketing or sale of services (including consulting services) related to the Software sold in Buyer’s conduct of its business.

“Restricted Period” has the meaning set forth in Section 5.10(a).

“Schedule Supplement” has the meaning set forth in Section 5.7.

“Seller” has the meaning set forth in the Preamble.

“Seller Financial Statements” has the meaning set forth in Section 3.8(a).

“Seller Marks” has the meaning set forth in Section 5.11.

“Seller Proprietary Rights” has the meaning set forth in Section 2.1(b).

“Seller Release” has the meaning set forth in Section 2.9(a)(v).

“Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, program architectures, system designs, visual expressions, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary to operate any such computer program, operating system, application, system, firmware or software.

“Tax Closing Agreement” has the meaning set forth in Section 3.12(f).

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, election, certificate or other document or information, including any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax and including FinCEN Form 114.

“Tax Ruling” has the meaning set forth in Section 3.12(f).

“Taxes” means (a) all U.S. federal, state and local and all non-U.S. income, gross receipts, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, employment, occupational, environmental, customs duties, capital stock, disability, stamp, transfer, windfall profits, withholding, social security (or similar), documentary, alternative minimum, gains, excise, ad valorem, unemployment, escheat, unclaimed property or other taxes or similar assessments or charges imposed by any Taxing Authority, including any interest, penalties or additions to tax attributable thereto, (b) any Obligation for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto and (c) any Obligation for the payment of any amount of a type described in clause (a) or clause (b) as a result of any Obligation to indemnify or otherwise assume or succeed (including as transferee) to the Obligation of any other Person.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Third Party” means any Person who or which is neither a Party nor an Affiliate of a Party.

“Transaction Documents” means (a) the Bill of Sale and Assignment and Assumption Agreement, (b) the Transition Services Agreement, (c) any Assignment Instruments and (d) any Assumption Instruments.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” means all U.S. federal, state or local or non-U.S. sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added, registration, documentary or similar Taxes that may be imposed in connection with the transfer of the Acquired Assets, together with any interest, additions to Tax or penalties with respect thereto.

“Transferred Employees” has the meaning set forth in Section 5.9(d).

“Transition Services Agreement” has the meaning set forth in Section 2.9(a)(vi).

“Updated Interim Financial Statements” has the meaning set forth in Section 2.9(a)(ix).

“WARN Act” has the meaning set forth in Section 3.14(g).

“Year End Financial Statements” has the meaning set forth in Section 3.8(a).

ARTICLE II
PURCHASE AND SALE

Section 2.1.                                 Acquired Assets.  Subject to the terms and conditions contained herein, at the Closing, Seller shall irrevocably grant, sell, transfer, convey, assign and deliver, as applicable, and shall cause its Affiliates to irrevocably grant, sell, transfer, convey, assign and deliver, as applicable, to Buyer or one or more of its Affiliates, and Buyer or one or more of its Affiliates shall irrevocably purchase, assume and accept from Seller and its Affiliates, all right, title and interest of whatever kind and nature of Seller and its Affiliates in and to the Assets and Properties of Seller and its Affiliates exclusively related to the Business, as the same shall exist on the Closing Date (collectively, the “Acquired Assets”) free and clear of any Encumbrances except for Permitted Encumbrances, including:

(a)                                 all of Seller’s and its Affiliates’ rights with respect to the Contracts (the “Assigned Contracts”) relating exclusively to the Business to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, which shall include those set forth on Schedule 2.1(a), and which shall exclude (i) this Agreement and any other Contracts, including the Transaction Documents, entered into by Seller with Buyer in connection with the Transactions, (ii) Contracts that constitute or relate to Benefit Plans and (iii) Contracts which automatically terminate or are void absent Consent that is not obtained on or before the Closing Date (collectively, Contracts described in clauses (i)-(iii) are “Non-Assigned Contracts”); provided, however, that, once such Consent is obtained, such Contract shall be deemed, automatically and without further action by the Parties, to be included in the Acquired Assets as of the date such Consent is delivered to Buyer;

(b)                                 all forms, templates and methodologies exclusively related to the Business set forth on Seller’s SharePoint site (the “Assigned Proprietary Materials”), together with Seller’s and its Affiliates’ registered and unregistered copyrights and trade secret rights therein (such rights, the “Seller Proprietary Rights”);

(c)                                  all books and records used exclusively in the conduct of the Business or otherwise relating exclusively to the Acquired Assets (“Books and Records”);

(d)                                 the assets and rights set forth on Schedule 2.1(d);

(e)                                  any of Seller’s or its Affiliates’ Accounts Receivable, to the extent exclusively related to the Business, as set forth on Schedule 2.1(e)(i); provided, however, that those Accounts Receivable due and owing from Buyer to Seller (or any of its Affiliates) set forth on Schedule 2.1(e)(ii) (the “Infor Excluded Receivable”) shall not be Acquired Assets;

(f)                                   all marketing collateral exclusively used in the Business, including outstanding proposals, RFQs, RFPs and bids for new business to public and private customers and prospects;

(g)                                  all of Seller’s and its Affiliates’ rights with respect to attorney-client, work-product and other legal privileges, including the right to assert and waive such privilege, to the extent exclusively related to the Acquired Assets or exclusively related to the operation of the Business, including the operation of the Business prior to the Closing Date and any communications relating thereto, except as such rights relate to the Transactions;

(h)                                 all of Seller’s and its Affiliates’ goodwill (including directory lists and advertisements) related to either the Acquired Assets or the Business; and

(i)                                     without in any way limiting Section 2.1(c), all of Seller’s and its Affiliates’ customer lists, prospect lists, supplier lists, databases, computer media, sales and marketing materials, invoices, correspondence, files, books and records, in each case related exclusively to the Business.

Section 2.2.                                 Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, all other Assets and Properties of Seller and its Affiliates that are not Acquired Assets specifically set forth in Section 2.1 shall be excluded from and shall not constitute Acquired Assets (collectively, the “Excluded Assets”), including:

(a)                                 any of Seller’s or its Affiliate’s cash, cash equivalents, bank deposits, lease deposits or similar cash items, the Infor Excluded Receivable or employee receivables;

(b)                                 any Intellectual Property Rights or Proprietary Materials of Seller or its Affiliates other than as specifically listed or described in Section 2.1;

(c)                                  any books and records, marketing collateral and sales information to the extent not used exclusively in the conduct of the Business;

(d)                                 all Tax refunds, credits or prepayments with respect to the Business or the Acquired Assets relating to periods (or portions thereof) ending on or prior to the Closing Date to the extent such refunds, credits or prepayments relate to Taxes that are Excluded Liabilities and were paid by Seller or any of its Affiliates;

(e)                                  all assets under, or reserved or otherwise set aside for, Benefit Plans; and

(f)                                   any assets other than those categories of assets listed or described in Section 2.1.

After the Closing Date, Buyer and Seller shall take all actions (and shall each cause their respective Affiliates to take all actions) as reasonably requested by the other Party to effect the provisions of Section 2.1 and this Section 2.2, including the prompt return or delivery of any Excluded Assets, and any other assets that are not Acquired Assets, that are owned by Seller or any of its Affiliates and are transferred inadvertently at the Closing or otherwise received by Buyer or any of its Affiliates after the Closing Date.  Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to obtain all Consents necessary to assign to Buyer any Assigned Contracts and Non-Assigned Contracts (but without the requirement of any payment by Seller of amounts properly due and payable in order to satisfy any outstanding Obligations of Seller under such Assigned Contract or Non-Assigned Contract arising from the performance of such Assigned Contract or Non-Assigned Contract on or prior to the Closing Date).  To the extent that the assignment hereunder by Seller or any of its Affiliates to Buyer or any of its Affiliates of any Assigned Contract or Non-Assigned Contract is not permitted or is not permitted without the Consent of any other party to such Assigned Contract or Non-Assigned Contract, this Agreement shall not constitute, nor be deemed to constitute, an assignment of any such Assigned Contract or Non-Assigned Contract if such Consent is not given or if such assignment otherwise would constitute a breach of, or cause the loss of contractual benefits under, any such Assigned Contract or Non-Assigned Contract.  Unless and until such Consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or its Affiliate, as applicable, thereunder so that Buyer or its Affiliate, as applicable, would not in fact receive all rights under such Assigned Contract or Non-Assigned Contract, (a) for a period of thirty (30) days after Closing, Seller shall, and shall cause its Affiliates to, cooperate with the Buyer and its Affiliates in its efforts to obtain a Consent in form and substance reasonably acceptable to the Buyer to the assignment of such Assigned Contract or Non-Assigned Contract and (b)  Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate in an arrangement, if so permitted by such Assigned Contract or Non-Assigned Contract and Law, under which Buyer or its Affiliate, as applicable, would obtain the benefits and assume the Obligations in accordance with this Agreement.

Section 2.3.                                 Assumed Liabilities.  Subject to the terms and conditions contained herein and except as otherwise provided in Section 2.4, at the Closing, Buyer or one or more of its Affiliates will assume and agree to pay, perform and discharge when due the following Obligations of Seller and its Affiliates arising in connection with the operation of the Business, as the same shall exist immediately prior to the Closing (“Assumed Liabilities”):

(a)                                 all Obligations arising under or relating to the Assigned Contracts with respect to periods beginning after the Closing; provided, however, that the incurrence or existence of any such Obligation arises in the ordinary course of performing such Assigned Contract and is not due to any breach or default by Seller or any of its Affiliates under any such Assigned Contract prior to the Closing; provided, further, that, notwithstanding the foregoing, except as set forth in Section 2.2, the Assumed Liabilities shall not include the liabilities of Seller or any of its Affiliates under any Non-Assigned Contracts;

(b)                                 all Obligations resulting from the ownership, use, operation or maintenance of the Acquired Assets, after the Closing, or the conduct of the Business after the Closing, including all Taxes resulting from the ownership, use, operation or maintenance of the Acquired Assets and all other Taxes resulting from the conduct of the Business after the Closing (as determined in accordance with Section 2.7);

(c)                                  the accounts payable set forth on Schedule 2.3(c)(i), solely to the extent such accounts payable are related to the period after the Closing; provided, however, that those accounts payable due and owing from Seller to Buyer (or any of its Affiliates) set forth on Schedule 2.3(c)(ii) (the “Infor Excluded Payable”) shall not be Assumed Liabilities; and

(d)                                 all Obligations with respect to a Transferred Employee related to service with Buyer or its Affiliates, in each case including all employer side payroll Taxes, after the Closing (as determined in accordance with Section 2.7).

Section 2.4.                                 Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume any liabilities (the “Excluded Liabilities”), other than those liabilities specifically listed or described in Section 2.3, including:

(a)                                 any Obligations of Seller or any of its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)                                 any Obligations relating to or arising out of the Excluded Assets;

(c)                                  the Infor Excluded Payable;

(d)                                 any Obligations, whether arising prior to, on or after the Closing, in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Acquired Assets to the extent such Action arises out of such operation prior to the Closing;

(e)                                  any Obligations, whether arising prior to, on or after the Closing, of Seller or any of its Affiliates relating to the period prior to the Closing to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller or any of its Affiliates, including any Obligations associated with any claims for wages or other benefits, bonuses, expenses, commissions, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(f)                                   any Obligations arising prior to the Closing Date to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or any of its Affiliates (including with respect to any breach of fiduciary obligations by any such officer, director, employee or agent);

(g)                                  any claims, whether such claims are made directly, through or on behalf of Seller or any of its Affiliates, whether arising prior to, on or after the Closing, by (i) any current or former holder or alleged current or former holder of any equity, membership or ownership interest or equity security of Seller or any of its Affiliates, including claims relating to or arising out of (A) the Transactions, this Agreement or any Transaction Documents, including the calculation and allocation of the Purchase Price, or (B) such Person’s status or alleged status as an equity holder, member or owner of equity or ownership interests in Seller or any of its Affiliates at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (ii) any Person (other than Seller) to the effect that such Person is entitled to any payment in connection with the Transactions, (iii) any Person with respect to any stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or Contract providing for equity or ownership interest compensation to any Person, and (iv) any Person that is a creditor of Seller or any of its Affiliates;

(h)                                 any accounts payable of Seller, other than those set forth on Schedule 2.3(c);

(i)                                     any Obligations under the Non-Assigned Contracts or any Assigned Contract (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement or (ii) to the extent such liabilities arise out of or relate to a breach by Seller or any of its Affiliates of such Contracts prior to Closing;

(j)                                    any Obligations associated with debt, loans or credit facilities of Seller or any of its Affiliates or the Business;

(k)                                 any Obligations arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Order;

(l)                                     any Obligations for Taxes (i) of Seller or any of its Affiliates (other than Transfer Taxes which shall be apportioned in accordance with Section 5.6) and (ii) with respect to the Acquired Assets or the Business with respect to taxable periods, or portions thereof, ending on or before the Closing (with respect to any period that includes, but does not end on, the Closing, determined in accordance with Section 2.7) (other than Transfer Taxes which shall be apportioned in accordance with Section 5.6);

(m)                             any Obligations under “bulk-transfer” Laws of any jurisdiction (or similar Tax Laws), in each case that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; and

(n)                                 any Obligations in respect of any pending or threatened Action or Order relating to the fraud, intentional misconduct, willful misconduct or bad faith of Seller or any of its Affiliates.

Section 2.5.                                 Bulk Sales Law.  The Parties hereby waive compliance with the provisions of any “bulk-transfer” Laws of any jurisdiction (or similar Tax Laws), in each case that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; provided, however, that Seller shall promptly take all necessary actions required to remove any Encumbrance which may be placed upon any of the Acquired Assets by reason of such noncompliance.

Section 2.6.                                 Purchase Price.  The total purchase price for the Acquired Assets shall be an amount equal to:  Fifteen Million Dollars ($15,000,000) (the “Purchase Price”).  Subject to the terms and conditions contained herein, at the Closing, Buyer will pay the Purchase Price by wire transfer of immediately available funds to an account designated by Seller (such designation to be made no fewer than two (2) Business Days prior to the Closing Date).

Section 2.7.                                 Prorations.  Liability for all tangible personal property and ad valorem Taxes (or other similar Taxes, but excluding Transfer Taxes which shall be apportioned in accordance with Section 5.6), if any, attributable to the Acquired Assets, will be prorated between the Parties as of the Closing Date, with Seller liable to the extent such items relate to any time period ending on or before the Closing Date, and Buyer liable to the extent such items relate to periods beginning after the Closing Date.  For purposes of the preceding sentence, the amount of such Taxes that are allocable to Seller shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.  With respect to all other Taxes (including Taxes that are based on or measured by income, receipts or expenditures (including employment and payroll Taxes), but excluding Transfer Taxes which shall be apportioned in accordance with Section 5.6), the amount of such Taxes that are allocable to Seller, on the one hand, and Buyer, on the other hand, shall be determined based on an interim closing of the books as of the Closing Date.

Section 2.8.                                 Closing Date.  The Closing will take place as soon as reasonably practicable following the satisfaction or waiver of all the conditions and Obligations of the Parties to consummate the Transactions (other than the conditions with respect to actions the respective Parties will take as of the Closing itself) or such date as the Parties may mutually agree upon in writing and the Closing will be deemed effective for all purposes as of 11:59 p.m. Eastern Time on such day (the “Closing Date”).  On the Closing Date, the Parties will exchange (or cause to be exchanged) the funds, certificates and other documents, or do, or cause to be done, all of the things respectively required of each Party as specified in Section 2.9(a) and Section 2.9(b).

Section 2.9.                                 Transactions on the Closing Date.  On the Closing Date, subject to the terms and conditions hereof:

(a)                                 Seller’s Actions and Deliveries.  In consideration of Buyer’s payment of the Purchase Price and assumption of the Assumed Liabilities, Seller will assign, transfer and convey, and will cause its Affiliates to assign, transfer and convey, to Buyer all of the Acquired Assets as described in Section 2.1 by delivery of:

(i)                                     possession and control of all of the Acquired Assets (with such delivery being at Seller’s sole cost and expense);

(ii)                                  the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller and each of Seller’s Affiliates that owns or leases any of the Acquired Assets;

(iii)                               copies of the resolutions or written consents duly adopted by the board of directors (or the equivalent) of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and approving the consummation of the Transactions, certified by a duly authorized officer of Seller as in full force and effect, without modification or rescission, on and as of the Closing Date;

(iv)                              a certificate of the secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement and any Transaction Document;

(v)                                 the general release of claims, in the form attached hereto as Exhibit B (the “Seller Release”), duly executed by Seller;

(vi)                              a Transition Services Agreement substantially in the form of Exhibit C (the “Transition Services Agreement”), duly executed by Seller;

(vii)                           evidence, in form and substance reasonably acceptable to Buyer, of the termination and release of all Encumbrances, including the Permitted Encumbrances set forth on Schedule 1.1(e) but excluding any other Permitted Encumbrances on the Acquired Assets as of the Closing Date;

(viii)                        (A) an offer letter to enter into a new employment arrangement, to become effective upon the Closing or, at the election of Buyer, an amendment to an existing employment agreement with a Business Employee or included in the Acquired Assets and (B) Buyer’s employee Nondisclosure, Noncompetition and Developments Agreement, in the form attached hereto as Exhibit D (the “Buyer Employee NND Agreement”), each to become effective upon the Closing duly countersigned and accepted by at least ninety percent (90%) of the Business Employees, which shall include the key individuals listed on Schedule 2.9(a)(viii), that were offered to enter into new employment or contractor arrangements, as applicable; provided that, for purposes of determining whether the ninety percent (90%) requirement set forth above has been achieved, the Business Employees set forth on Schedule 2.9(a)(viii)(A) shall not be included in such calculation for any purpose;

(ix)                              the unaudited pro forma balance sheet of the Business as of February 28, 2017 and the related profit and loss statements of the Business for the two (2) month period then ended (the “Updated Interim Financial Statements”);

(x)                                 a receipt acknowledging Buyer’s payment to Seller of the Purchase Price at Closing;

(xi)                              a certificate described in Treasury Regulation Section 1.1445-2(b) certifying that Seller is not a “foreign person” for purposes of Section 1445 of the Code; and

(xii)                           such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer’s counsel, as shall be effective to vest in Buyer good title to the Acquired Assets (any such instruments, the “Assignment Instruments”).

(b)                                 Buyer’s Actions and Deliveries.  In consideration for the transfer of the Acquired Assets, Buyer will pay to Seller the Purchase Price on the Closing Date by a wire transfer of immediately available funds in accordance with the provisions of Section 2.6, and Buyer will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of:

(i)                                     the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

(ii)                                  the Buyer Employee NND Agreement, duly executed by Buyer;

(iii)                               the Transition Services Agreement, duly executed by Buyer; and

(iv)                              such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller’s counsel, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided for herein (any such instruments, the “Assumption Instruments”).

Section 2.10.                          Withholding.  Buyer and its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any of the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law; provided, that Buyer shall provide Seller with written notice of such withholdings prior to the time at which Buyer or any of its Affiliates intends to withhold.  To the extent that amounts are so deducted and withheld by Buyer or any of its Affiliates and timely delivered by Buyer or any of its Affiliates to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable party as consideration pursuant to this Agreement.  Buyer and Seller shall cooperate in good faith to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any such withholding.

Section 2.11.                          Purchase Price Allocation.  The Purchase Price (and the Assumed Liabilities and any other amounts, to the extent required by Tax Law) shall be allocated among the Acquired Assets (including as among Seller and its Affiliates), the non-competition covenants set forth in Section 5.10 and the license set forth in Section 5.11 in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder.  Buyer shall prepare an allocation (“Allocation Statement”) for this purpose in accordance with the principles set forth on Schedule 2.11.  Buyer shall deliver the Allocation Statement to Seller for Seller’s review and comment no later than thirty (30) days following Closing and Buyer shall consider in good faith such changes to the Allocation Statement as are reasonably requested by Seller, provided such comments are delivered to Buyer in writing no later than fifteen (15) days following Buyer’s deliver of the Allocation Statement to Seller.  Seller and Buyer agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the information on the Allocation Statement as finally determined pursuant to this Section 2.11.  Seller and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594 (and any corresponding form required to be filed by a state or local Taxing Authority).  Seller and Buyer shall not take any position on a Tax Return or in any Tax proceeding or audit that is inconsistent with any information set forth on the Allocation Statement except to the extent required otherwise by applicable Law.  Seller and Buyer acknowledge, however, that (a) Buyer’s cost for the Acquired Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (b) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Contemporaneously with the execution and delivery of this Agreement by the Parties hereto, Seller shall deliver to Buyer a disclosure schedule (the “Disclosure Schedule”).  Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall not be deemed to be an exception or qualification with respect to any other applicable representations, warranties and covenants contained in this Agreement unless the applicability of such exception or qualification to such other applicable representation, warranty or covenant would be readily apparent to a Person reviewing the Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made.  Except as otherwise disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 3.1.                                 Organization; Qualification.  Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority necessary to own or lease all of the Acquired Assets and to conduct the Business as it is now being conducted.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Business is conducted or the Acquired Assets are owned, leased or held under license by Seller, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business or to impair in any material respect the ability of Seller to perform its Obligations hereunder or prevent or materially delay consummation of the Transactions.  Section 3.1 of the Disclosure Schedule contains a complete and accurate list of the Affiliates that own or lease any of the Acquired Assets.

Section 3.2.                                 Authorization; Validity.  Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents, and the execution and delivery of this Agreement and the Transaction Documents and the performance of all of its obligations hereunder and thereunder has been duly authorized by Seller through all necessary action.  The execution, delivery and performance of this Agreement and the Transaction Documents by Seller is not prohibited or limited by, will not result in the breach of or a default under, and will not result in any conflict related to:  (a) the constituent documents of Seller; (b) any material agreement or instrument binding on Seller; or (c) any Law applicable to Seller.  This Agreement and the Transaction Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding Obligation of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

Section 3.3.                                 Acquired Assets.

(a)                                 Section 3.3(a) of the Disclosure Schedule contains an accurate and complete list of all Assets and Properties of Seller and its Affiliates exclusively related to the Business as of the Latest Balance Sheet Date, including:  (i) Accounts Receivable, showing customer names, total amounts due and owing per customer, total amounts past due per customer and a summary of amounts past due per customer, including a survey of time periods past due and an average of days past due; (ii) other current Assets, itemized by category and with appropriate explanation; (iii) tangible property; (iv) Software and intangible property; and (v) inventory.

(b)                                 Section 3.3(b) of the Disclosure Schedule sets forth an accurate and complete list of (i) all Acquired Assets that are being leased or licensed to Seller or any of its Affiliates and (ii) all Acquired Assets not located at the offices or facilities of Seller.

(c)                                  Seller and its Affiliates own and have good, valid and marketable title to all of the Acquired Assets free and clear of any Encumbrances except for Permitted Encumbrances.

(d)                                 Except as set forth on Section 3.3(d) of the Disclosure Schedule, the Acquired Assets, together with the services provided under the Transition Services Agreement, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and no Assets and Properties other than the Acquired Assets are necessary to operate the Business.

Section 3.4.                                 Litigation.  There is no material Action pending or, to the Knowledge of Seller, threatened against Seller involving the Business.  To the Knowledge of Seller, Seller has not received written notice of a material act or omission relating to Seller’s activities and conduct solely with respect to the Business that would reasonably be expected to give rise to or lead to any Action against Seller involving the Business.  The representations and warranties set forth in this Section 3.4 do not apply with respect to Taxes.

Section 3.5.                                 Consents.

(a)                                 No consent, approval, Order, permit or authorization of, or registration with, any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) any filings required to be made under the HSR Act and Foreign Competition Laws, (ii) consents or approvals of Governmental Authorities that are required to transfer or assign to Buyer any Acquired Assets or assign the benefits thereof or delegate performance with regard thereto in any material respect and which are set forth on Section 3.5(a) of the Disclosure Schedule (items (i) and (ii) being referred to herein as the “Required Governmental Consents”) and (iii) such consents, approvals, Orders, permit authorizations, registrations, declarations or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b)                                 Except as set forth on Section 3.5(b) of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions, do not and will not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract.

Section 3.6.                                 Brokers.  Except for any broker, investment banker, financial advisor or other Person engaged by Seller in connection with the Transactions, the fees and expenses of which will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Section 3.7.                                 Compliance with Laws.  Seller, its Affiliates and their respective officers, directors and employees have complied in all material respects with all Laws in relation to the Business, including recordkeeping and reporting requirements and the ownership and use of the Acquired Assets, and, to the Knowledge of Seller, there does not exist any basis for any material claim of default under or violation of any such Laws.  The representations and warranties set forth in this Section 3.7 do not apply with respect to Taxes.

Section 3.8.                                 Financial Statements; Undisclosed Liabilities.

(a)                                 Seller has made available to Buyer true, correct and complete copies of the unaudited pro forma balance sheets of the Business as of (i) December 31, 2016, and the related profit and loss statements of the Business for the twelve (12) month period then ended (the “Year End Financial Statements”), and (ii) January 31, 2017 (the “Latest Balance Sheet Date”), and the related profit and loss statements of the Business for the one (1) month period then ended (the “Interim Financial Statements” and, together with the Year End Financial Statements, the “Seller Financial Statements”).  As of the Closing, the references in this Agreement to the phrase “Interim Financial Statements” shall be deemed to be replaced with the phrase “Updated Interim Financial Statements.”

(b)                                 The Seller Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby.

(c)                                  Except for the execution and delivery of this Agreement, since the date of the Seller Financial Statements, the Business has been operated in all material respects in the ordinary course and there has not been any material adverse change in the

Business, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Business but also affect other persons who participate or are engaged in lines of business similar to the Business.

(d)                                 Except as set forth on Section 3.8(d) of the Disclosure Schedules, since the date of the Seller Financial Statements, Seller has not incurred any liabilities which in the aggregate are material to the Business, other than liabilities incurred in the ordinary course of business.

Section 3.9.                                 Accounts Receivable; Deferred Revenues.  The Accounts Receivable of Seller, to the extent related exclusively to the Business, as set forth on Section 3.9 of the Disclosure Schedule (showing a complete and accurate list of Accounts Receivable and aging thereof), arose in the ordinary course of business and represent legally enforceable claims against Persons for goods, Software or other items sold, leased or licensed or to be sold, leased or licensed or for services rendered or to be rendered.  Except as set forth on Section 3.9 of the Disclosure Schedule, there are no refunds, discounts, unissued credits, rights of setoff or assignments affecting any such Accounts Receivable.

Section 3.10.                          Contracts.  Section 3.10 of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts (in each case grouped into the following categories) that exists as of the date hereof exclusively related to the operation of the Business, and a true and correct copy of each such written Contract has been delivered to Buyer:

(a)                                 Contracts with suppliers that require the expenditure by Seller of Fifty Thousand Dollars ($50,000) or more in the 2016 calendar year, including such Contracts that (i) have a remaining term of greater than twelve (12) months, (ii) are not cancelable by Seller without liability or penalty on no more than thirty (30) days’ notice or (iii) contain clauses that prohibit or restrict Seller or any of its Affiliates from soliciting any employee or customer of such supplier or otherwise prohibiting or restricting Seller from engaging in any business;

(b)                                 Contracts with the top twenty (20) customers of Seller determined by the amount of contracted services backlog under existing Contracts with Seller’s customers as of the Latest Balance Sheet Date;

(c)                                  Contracts for the purchase or lease of real property;

(d)                                 loan Contracts, mortgages, notes, guarantees, bonds and other financing Contracts, including capital leases of computer equipment and other equipment;

(e)                                  Contracts with marketing, development, sales and distribution alliance partners, including solution partners, channel partners, integration partners, development partners and marketing partners;

(f)                                   Contracts with Business Employees and individual independent contractors involving an annual expenditure in excess of One Hundred Thousand Dollars ($100,000) or more in the 2016 calendar year and, in the case of Business Employees, providing for (i) any definite term of employment or employment on a basis other than employment at will, (ii) any specified end of service or severance payment other than under Seller’s or its Affiliate’s standard employment policy as applied to all similarly situated Business Employees, (iii) any right of a Business Employee to voluntarily terminate his or her employment in connection with a change of control or sale of assets and receive a severance payment in connection with such termination or (iv) any employment benefit, payment, allowance or post-employment benefit other than as generally available to similarly situated Business Employees;

(g)                                  Contracts containing clauses that prohibit or restrict Seller from (i) engaging in any business or (ii) disclosing information with respect to Seller or the Business, except for, with respect only to this clause (ii), Contracts with suppliers or customers of the Business entered into in the ordinary course of business; and

(h)                                 an accurate and complete description of each oral Contract.

Section 3.11.                          Insurance.  There is no material claim relating to the Acquired Assets or the Business pending under any policies or Contracts of insurance maintained by Seller as to which coverage has been questioned, denied or disputed by the underwriters of such policies or Contracts.

Section 3.12.                          Taxes.

(a)                                 Section 3.12(a) of the Disclosure Schedule lists all Business Tax Returns filed with respect to taxable periods ending on or after December 31, 2013, indicates those Business Tax Returns which have been audited and indicates those Tax Returns that are currently the subject of an audit.  Seller has made available to the Buyer accurate and complete copies of all Business Tax Returns (together with all examination reports and statements of deficiencies assessed against or agreed to by Seller) with respect to any taxable period ending on or after December 31, 2013.

(b)                                 Seller and its Affiliates have properly and timely filed all Tax Returns required to be filed by them that relate in whole or in part to the Acquired Assets or the Business, all of which were accurate and complete in all material respects.  Seller and its Affiliates have paid all Taxes required to be paid by them or with respect to the Acquired Assets (whether or not shown on a Tax Return).  No audits, claims, examinations, disputes, investigations, actions or administrative or judicial proceedings with respect to Taxes of Seller or its Affiliates or related to the Business or the Acquired Assets have been conducted, are currently pending or are proposed or threatened (and no notice of any such proposed Tax audit, or of any Tax deficiency or adjustment that relates in whole or in part to the Business or the Acquired Assets, has been received), and, to the Knowledge of Seller, there is no reasonable basis for any Tax deficiency or adjustment to be assessed against Seller or any of its Affiliates that relates in whole or in part to the Business or the Acquired Assets.  There are no Contracts or waivers currently in effect that provide for an extension of time for the assessment of any Tax against Seller or any of its Affiliates that relates in whole or in part to the Business or the Acquired Assets.  No claim has been made by a Taxing Authority in a jurisdiction where a Tax Return is not filed by or on behalf of Seller or any of its Affiliates that relates in whole or in part to the Business or the Acquired Assets or where Seller or any of its Affiliates does not pay Taxes that

Seller or any of its Affiliates must file a Tax Return or is subject to Tax in such jurisdiction relating in whole or in part to the Business or the Acquired Assets.

(c)                                  Seller is not a “foreign person” for purposes of Section 1445 of the Code.  No transfer of assets by any of Seller’s Affiliates pursuant to this Agreement is subject to withholding under Section 1445 of the Code.

(d)                                 Seller and its Affiliates have complied in all respects with the provisions of the Code relating to the withholding and payment of Taxes with respect to the Business and the Acquired Assets, as well as with similar provisions under any other Tax Laws, and has, within the time and in the manner prescribed by Law, paid over to the proper Taxing Authorities all amounts required to be paid in connection therewith.  Seller and its Affiliates have collected and remitted all applicable sales and use Taxes relating to the Business and the Acquired Assets to the appropriate Taxing Authority or obtained any applicable sales or use Tax exemption certificates relating to the Business and the Acquired Assets.

(e)                                  There are no Encumbrances for Taxes upon any Acquired Asset (other than Permitted Encumbrances).

(f)                                   Seller and its Affiliates have not received any Tax Ruling or entered into a Tax Closing Agreement with any Taxing Authority that would have a continuing effect on the Business or the Acquired Assets after the Closing Date.  For purposes of the preceding sentence, the term “Tax Ruling” shall mean written rulings of a Taxing Authority relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding Contract with a Taxing Authority relating to Taxes.  No power of attorney currently in force has been granted by Seller or any of its Affiliates concerning any Tax matter relating to the Business and the Acquired Assets.

(g)                                  All transactions relating to the Business and the Acquired Assets between Seller and its Affiliates have been at arm’s-length.  Seller is an accrual basis taxpayer.

Section 3.13.                          Benefit Plans.

(a)                                 Each Benefit Plan applicable to the Business Employees is currently and has always been established, maintained, administered and operated in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).  Each Benefit Plan applicable to the Business Employees intended to qualify under Section 401(a) of the Code has received a determination letter or may rely upon an opinion letter issued by the U.S. Internal Revenue Service to the effect that each such Benefit Plan is so qualified and that each related trust is exempt from tax pursuant to Section 501(a) of the Code and each such plan is so qualified and each related trust is so exempt (and no facts or circumstances exist that would reasonably be likely to result in the disqualification of such Benefit Plan or loss of tax exempt status for such related trust).

(b)                                 Neither Seller nor any ERISA Affiliate sponsors, maintains or contributes to, has ever sponsored, maintained or contributed to, or has any liability with respect to a plan applicable to the Business Employees subject to Title IV of ERISA (including a Multiemployer Plan within the meaning of Section 3(37) of ERISA).

(a)                                 The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit to any Transferred Employee that could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code (excluding, for purposes of this determination, any payment or benefit made or provided, or to be made or provided, by Buyer or any of its Affiliates).

Section 3.14.                          Employees and Independent Contractors.

(a)                                 Section 3.14(a) of the Disclosure Schedule sets forth an accurate and complete list of all current Business Employees of Seller and its Affiliates as of Effective Date and (i) their titles or responsibilities, (ii) their dates of hire, (iii) their primary residence address, (iv) their current salaries (for employees that are “exempt” under the Fair Labor Standards Act) or hourly wages (for employees that are “non-exempt under the Fair Labor Standards Act) and all bonuses, commissions and incentives paid during the 2016 calendar year, (v) their last salary or hourly wages change and the dates on which such change was made, (vi) status as “exempt” or “non-exempt” under the Fair Labor Standards Act and (vii) whether such Business Employees are actively employed or on a leave of absence.

(b)                                 Section 3.14(b) of the Disclosure Schedule contains an accurate and complete list of all non-employee sales representatives and individual independent contractors engaged by Seller and its Affiliates in connection with the Business and (i) tax identification numbers and state or country of residence, (ii) their payment arrangements and (iii) a brief description of their services currently in progress, and all contracts with non-employee sales representatives and individual independent contractors engaged by Seller and its Affiliates in connection with the Business have been made available to Buyer.

(c)                                  Except as limited by the specific and express terms of any employment Contracts listed on Section 3.10(f) of the Disclosure Schedule and except for any limitations of general application which may be imposed under applicable employment Laws independent of the terms of any Contract, and with respect to the Business, Seller or its Affiliates, as applicable, has the right to terminate the employment of each of the Business Employees at will and to terminate the engagement of any of their individual independent contractors without payment to such Business Employee or independent contractor other than for services rendered through termination and without incurring any penalty or obligation.

(d)                                 Seller and its Affiliates have never been a party to or bound by any union, collective bargaining, or similar Contract with any union, works council, employee representative or other labor organization relating to any Business Employees, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller or any of its Affiliates.  There is no presently pending or existing, and to the Knowledge of Seller, there is not threatened, with respect to any Business Employees relating to the Business, (i) any strike, slowdown, picketing, boycott, work stoppage, or lockout; (ii) any union organizing effort, question concerning employee or independent contractor representation, or application for certification of a collective bargaining agent; or (iii) any unfair labor practice.

(e)                                  To the Knowledge of Seller:  (i) no Business Employee, including any leased employee, has accepted or received an offer to join a business that may be competitive with any businesses of Seller; (ii) no Business Employee, including any leased employee, has provided or plans to provide notice of resignation from employment with Seller or any of its Affiliates; and (iii) no Business Employee, including any leased employee, individual independent contractor, or non-employee sales representative is a party to or is bound by any confidentiality agreement, nonsolicitation agreement, noncompetition agreement or other Contract (with any Person other than Seller) that will have an adverse effect on (x) the performance by such Business Employee, leased employee, individual independent contractor or sales representative of any of his or her duties or responsibilities in their respective capacities as Business Employees relating to the Business or (y) the Business.

(f)                                   Seller and its Affiliates are and have been within the three (3) years prior to the date of this Agreement, in material compliance with all Laws relating to employment practices relating to the Business Employees.  Without limiting the foregoing, Seller and its Affiliates are in material compliance with all applicable Laws relating to employment, employment practices, discrimination, harassment, wages, hours, workplace safety, immigration and terms and conditions of employment relating to the Business Employees, and the proper classification of independent contractors who perform services for the Business.  For the three (3) years prior to the date of this Agreement, Seller and its Affiliates have withheld and paid to (or are holding for payment not yet due) the appropriate Governmental Authority all amounts required by Law to be withheld from the wages or salaries due to each of the Business Employees.  For the three (3) years prior to the date of this Agreement, Seller and its Affiliates have paid or caused to be paid in full to all of the Business Employees and leased employees, individual independent contractors and non-employee sales representatives related to the Business, all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any Law, plan, policy, practice, program or Contract and has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation. Seller and its Affiliates have not used the services of unpaid interns or unpaid volunteers in relation to the Business.

(g)                                  Seller and its Affiliates are in material compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law (together “WARN Act”) relating to the Business Employees.  Seller and its Affiliates have not had any layoffs of Business Employees within ninety (90) days prior to the Closing Date. Seller and its Affiliates shall remain responsible for all obligations under the WARN Act with respect to any events occurring or conditions existing on or prior to Closing.

(h)                                 All current Business Employees of Seller and its Affiliates are legally authorized to work in the country in which they engaged in employment with Seller.  Seller has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) or similar foreign applicable Law for the Business Employees hired prior to the Closing Date.  Further, for the three (3) years prior to the Effective Date, Seller was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA or similar foreign applicable Law relating to the Business Employees.

Section 3.15.                          Proprietary Rights.

(a)                                 The Assigned Proprietary Materials comprise all of the Proprietary Materials of Seller and its Affiliates used exclusively for the conduct of the Business.  Section 3.15(a) of the Disclosure Schedule sets forth a complete and correct list of all registered Seller Proprietary Rights.

(b)                                 Seller and its Affiliates own and possess exclusively all right, title and interest in, to and under the Seller Proprietary Rights free and clear of all Encumbrances other than Permitted Encumbrances.  To the Knowledge of Seller, (i) all of the Seller Proprietary Rights are valid and subsisting, (ii) all of the Seller Proprietary Rights are enforceable, and none of the Seller Proprietary Rights have been misused, and no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller Proprietary Rights has been made, is currently outstanding or is threatened and (iii) there are no grounds for the same.

(c)                                  All Persons who have contributed, developed or conceived any Seller Proprietary Rights have done so pursuant to a valid and enforceable agreement that protects the confidential information of Seller and its Affiliates and assigns exclusive ownership of the Person’s contribution, development or conception to Seller or its Affiliates.

(d)                                 Seller and its Affiliates have taken all actions reasonably necessary and common in the industry to maintain and protect the proprietary nature of all Seller Proprietary Rights, including the secrecy, confidentiality and value of trade secrets and other confidential information and have not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any Seller Proprietary Rights to any other Person, other than Permitted Encumbrances.

(e)                                  No Seller Proprietary Rights are subject to any Order, proceeding or “march in” rights that restrict, or that are reasonably expected to restrict in any manner, the use, transfer or licensing of any Seller Proprietary Rights or that may affect the validity, use or enforceability of such Seller Proprietary Rights.  To the Knowledge of Seller, (i) the Assigned Proprietary Materials do not infringe, misappropriate, dilute or otherwise conflict with the Intellectual Property Rights of any Person and (ii) no Person is infringing, misappropriating, diluting or otherwise conflicting with any Seller Proprietary Rights.  No claims have been asserted or, to the Knowledge of Seller, are threatened, against Seller or any of its Affiliates, claiming that use of any Seller Proprietary Rights or the operation of the Business infringe, misappropriate, dilute or otherwise conflict with any Intellectual Property Rights of any Third Party, or contesting the ownership of any Seller Proprietary Rights, and Seller has not requested or received any opinions of counsel related to the same.

(f)                                   In the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all respects.

(g)                                  Immediately following the Closing, all Seller Proprietary Rights to be assigned to Buyer (or one or more of its Affiliates) pursuant to the terms and conditions of this Agreement are or shall be so properly assigned on terms and conditions identical in all material respects to those under which the Seller Proprietary Rights were owned immediately prior to the Closing.  The transactions contemplated by this Agreement shall have no adverse effect on any of the Seller Proprietary Rights.  Seller has taken all necessary and desirable action to protect the Seller Proprietary Rights and shall continue to maintain such rights prior to and as of the Closing so as to not adversely affect the validity or enforcement of such Seller Proprietary Rights.  Seller has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Seller Proprietary Rights.

(h)                                 Seller has not disclosed any of its trade secrets or confidential information within the Assigned Proprietary Materials to any third party other than pursuant to a written, and to the Knowledge of Seller, valid and binding confidentiality agreement.  Seller and its Affiliates have entered into written confidentiality agreements and written proprietary rights agreements with all of its employees and independent contractors acknowledging Seller’s or such Affiliates’, as applicable, sole ownership of all inventions, discoveries, works of authorship and other Proprietary Materials within the Assigned Proprietary Materials created or developed by its employees and independent contractors within the scope of their employment or hire.

Section 3.16.                          Solvency.  Immediately after giving effect to the consummation of the Transactions, the Transaction Documents and the Refinancing:  (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) the value of the assets of Seller, taken as a whole, will exceed its liabilities.

Section 3.17.                          Customers, Suppliers .  Set forth on Section 3.17 of the Disclosure Schedule is a list of each of (a) the top twenty-five (25) customers of the Business, based on revenues during the one (1) year period ended December 31, 2016 (the “Key Customers”), and (b) the top twenty-five (25) suppliers of the Business, based on revenues during the one (1) year period ended December 31, 2016 (the “Key Suppliers”).  Except as set forth on Section 3.17 of the Disclosure Schedule, since January 1, 2015, none of such Key Customers or Key Suppliers has given notice or otherwise indicated to Seller that (x) it will or intends to terminate or not renew its Contract before the scheduled expiration date or (y) it will otherwise terminate its relationship with Seller.

Section 3.18.                          Questionable Payments.  None of the current or former owners, equity holders, directors, executives, officers, representatives, agents or employees of Seller or its Affiliates (when acting in such capacity or otherwise on behalf of Seller, Seller’s Affiliates or any of their respective predecessors), in connection with the Business or the Acquired Assets:  (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time during the last five (5) years, any false or fictitious entries in the Books and Records relating to the Business; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Seller or any of its Affiliates; or (g) has made any material favor or gift that is not deductible for federal income Tax purposes using corporate funds or otherwise on behalf of Seller or any of its Affiliates.

Section 3.19.                          Related Party Transactions.  Except (a) as set forth on Section 3.19 of the Disclosure Schedule and (b) for (i) employment arrangements with the Business Employees listed on Section 3.14(a) of the Disclosure Schedule, (ii) the Transition Services Agreement and (iii) the Excluded Assets and the Excluded Liabilities, there are no real estate leases, personal property leases, loans, licenses, debts, Obligations, guarantees, Contracts, transactions, understandings or other arrangements of any nature, in each case exclusively related to the Business and the Acquired Assets, between or among Seller or any of its Affiliates, on the one hand, and any current or former Affiliate, director, officer, manager, shareholder, equity holder or employee of Seller or any of its Affiliates (or any of their respective predecessors), on the other hand.

Section 3.20.                          Absence of Changes.  Except as set forth on Section 3.20 of the Disclosure Schedule, since December 31, 2016:

(a)                                 Except in the ordinary course of its business consistent with its past practices, neither Seller nor any of its Affiliates has:  (i) pledged or hypothecated any of the Acquired Assets or otherwise permitted any of the Acquired Assets to become subject to any Encumbrance (except for any Permitted Encumbrance); (ii) incurred any Obligation with respect to the Acquired Assets or the Business; (iii) committed for any capital expenditure related to the Business; (iv) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets and Properties related to the Business; (v) waived or released any right or canceled or forgiven any debt or claim related to the Business; (vi) discharged any Encumbrance or discharged or paid any Obligation related to the Business; (vii) assumed or entered into any material Contract related to the Business other than this Agreement; (viii) amended any Assigned Contract; (ix) increased, or authorized any increase in, the compensation (or any grade level for purposes of compensation) or benefits paid or provided to any of the Transferred Employees; (x) established, adopted, amended (including any amendment with a future effective date) or become obligated to contribute to any Benefit Plan affecting any Transferred Employee; (xi) accrued any deferred bonuses or compensation due to any Transferred Employee, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Seller Financial Statements; (xii) made or changed any method of accounting (including any method of Tax accounting) that relates in whole or in part to the Business or the Acquired Assets, made, changed or revoked any Tax election that relates in whole or in part to the Business or the Acquired Assets, taken any material Action related to Taxes or amended any Tax Return, entered into any agreement or arrangement with a Taxing Authority that relates in whole or in part to the Business or the Acquired Assets, or settled or otherwise compromised any proceeding related to Taxes relating in whole or in part to the

Business or the Acquired Assets; or (xiii) done anything else outside the ordinary course of business reasonably likely to result in a material Obligation related to the Business, whether or not specifically described in any of the foregoing clauses.

(b)                                 Even in the ordinary course of business consistent with past practices, Seller and its Affiliates have not, in connection with the Business, incurred any Obligation, acquired or disposed (whether by sale, dividend or other equity distribution or otherwise) of any business or Assets and Properties, entered into any Contract (other than customer Contracts) or other transaction, or taken or omitted to take any of the other actions described in Section 5.2, involving an amount exceeding Ten Thousand Dollars ($10,000) in any single case, or in any series of related transactions, and has not made any loan, draw or advance or otherwise extended credit to any Person other than trade payables incurred in the ordinary course of business and consistent with past practice.

(c)                                  There has been no Material Adverse Effect on the Business or Acquired Assets, there has been no adverse change in the financial performance of the Business and there has been no loss, damage or destruction to, or any interruption in the use of, any of the Acquired Assets (whether or not covered by insurance) of Seller.

Section 3.21.                          No Other Representations or Warranties.  Except for the representations and warranties made by Seller in this Article III or hereunder, (a) neither Seller nor any other Person makes any representation or warranty with respect to Seller, the Business or the Acquired Assets and (b) Buyer hereby disclaims all warranties and statements of Seller not set forth in this Agreement, whether express or implied by statute, custom of the trade or otherwise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1.                                 Organization; Qualification.  Buyer is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents.

Section 4.2.                                 Authorization; Validity.  Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents, and the execution and delivery of this Agreement and the Transaction Documents and the performance of all of its obligations hereunder and thereunder has been duly authorized by Buyer through all necessary action.  The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer is not prohibited or limited by, will not result in the breach of or a default under and will not result in any conflict related to:  (a) the constituent documents of Buyer; (b) any agreement or instrument binding on Buyer; or (c) any Law applicable to Buyer.  This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

Section 4.3.                                 Consents and Approvals.  No consent, approval, Order, permit or authorization of, or registration with, any Governmental Authority is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the Transactions, except for (a) any Required Governmental Consents and (b) such consents, approvals, Orders, permit authorizations, registrations, declarations or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or that would reasonably be expected to prevent the Transactions.

Section 4.4.                                 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.5.                                 Financing.  Buyer has, and will have available to it at the Closing, sufficient funds to pay the Purchase Price, together with all other fees and expenses payable by Buyer in connection with the Transactions.  Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges that its obligations hereunder are not conditioned in any manner upon Buyer or any of its Affiliates obtaining any financing.

Section 4.6.                                 Proceedings.  There are no Actions pending or, to the knowledge of Buyer, threatened, against Buyer before or by any Governmental Authority, nor are there any Orders outstanding against Buyer, which would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or that would reasonably be expected to prevent the Transactions.

Section 4.7.                                 Non-Reliance.  Buyer has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon the express representations and warranties of Seller set forth in Article III (including related portions of the Disclosure Schedule); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Acquired Assets or this Agreement, except as expressly set forth in Article III (including the related portions of the Disclosure Schedule).

ARTICLE V
COVENANTS

Section 5.1.                                 Availability of Records; Information.

(a)                                 Subject to any limitations that are required to preserve any applicable attorney-client privilege, after the Closing, Buyer and Seller will use reasonable efforts to make available to each other and their Affiliates, agents and representatives (as reasonably requested), such information, records and documents in their possession relating to the Acquired Assets as the other Party may reasonably request and will preserve all such information, records and documents until the latest of:  (i) five (5) years after the Closing; (ii) the expiration of the required retention period under any applicable Laws for all such information, records or documents; and (iii) the expiration of any retention period specified elsewhere in this Agreement.  Buyer and Seller will also make available to each other during such period, during normal business hours and when reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with the Assigned Contracts or any litigation or potential litigation exclusively related to the Business prior to the Closing Date.

(b)                                 At and after the Closing Date, Seller shall advise Buyer in writing of any notice or other communication from any Person primarily relating to any of the Acquired Assets or Assumed Liabilities.

Section 5.2.                                 Ordinary Conduct of Business.  During the period starting on the Effective Date and ending as of the earlier of the Closing and the date that this Agreement is terminated pursuant to Section 8.1, except as consented to by Buyer, Seller shall not, and shall cause its applicable Affiliates not to, solely with respect to the Acquired Assets:

(a)                                 conduct its business outside of the ordinary course of business;

(b)                                 fail to materially comply with applicable Law;

(c)                                  engage in any business representing a new strategic direction for the Business;

(d)                                 take any action inconsistent with using its commercially reasonable efforts to keep available the services of the Business Employees, to maintain existing relationships with licensors, licensees, vendors, suppliers, contractors, customers, clients and other Persons having material business relationships with the Business and continuing its current marketing and selling activities relating to the Business;

(e)                                  sell, transfer or dispose of assets that would have been included in the Acquired Assets, except for any assets sold, transferred or disposed of in the ordinary course of business;

(f)                                   settle or waive any material claims or lawsuits under applicable Law;

(g)                                  disclose any confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of and preserving all rights of Seller in such confidential information); or

(h)                                 other than in the ordinary course of business, materially increase the base salaries, compensation, pension or other benefits payable or to become payable by Seller to any Transferred Employee, or any bonus payments or arrangements made to or with any of them;

(i)                                     (i)                                     make or change any method of accounting (including any method of Tax accounting), make, change or revoke any Tax election, take any material Action related to Taxes or amend any Tax Return, enter into any agreement or arrangement with a Taxing Authority or settle or otherwise compromise any proceeding related to Taxes;

(j)                                    make, issue or provide any announcement, press release, statement, communication or information to any employees, the press or any Third Party with respect to the Agreement or the Transactions, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of the stock exchange upon which the securities of Seller are listed;

(k)                                 fail to promptly notify Buyer in writing of the commencement or written threat of any Action or Order involving the Business or the Transactions;

(l)                                     fail to promptly notify Buyer if Seller adopts any plan of merger, consolidation, reorganization, liquidation or dissolution or files a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consents to the filing of any bankruptcy petition against it under any similar Law;

(m)                             fail to promptly notify Buyer if Seller becomes aware that any Business Employee has (i) objected or indicated an objection to the transfer of his or her employment to Buyer or (ii) given or received notice to terminate his or her employment or engagement or indicated that he or she is likely to terminate his or her employment or engagement as a result of the parties entering into this Agreement and consummating the Transactions; or

(n)                                 agree, or enter into any agreement, to do any of the foregoing.

Section 5.3.                                 No Solicitation; Exclusivity.  Until the earlier to occur of the termination of this Agreement in accordance with Article VIII and the Closing, Seller shall not, and shall ensure that its Affiliates, directors, officers, employees, independent contractors, agents and other representatives acting on behalf or at the direction of Seller (including any investment banker, financial advisor, attorney or accountant) do not, directly or indirectly, initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or Contracts with any Third Party with respect to or in connection with, or furnish or disclose any information regarding the Business to any Third Party in connection with, any offer or proposal to acquire the Business or any other transaction that could reasonably be expected to prohibit or impact any of the Transactions or that is otherwise inconsistent with this Agreement or the Transactions.  Seller shall promptly advise Buyer orally and in writing of any inquiry or proposal by a Third Party regarding any such transaction which they receive after the Effective Date, including any proposal or inquiry from a customer or debt or equity holder (including any stockholder or any Affiliate thereof).

Section 5.4.                                 Required Governmental Consents.  Seller and Buyer shall use their respective commercially reasonable efforts to obtain the Required Governmental Consents and any approval of any other Third Parties necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and each Transaction Document.  Seller and Buyer shall use their respective commercially reasonable efforts to obtain such approvals of (including any applicable approvals under any applicable Foreign Competition Laws), and take such Action with respect to, any Governmental Authority or any other Third Parties, as may be necessary to obtain the Required Governmental Consents and to consummate the Transactions; except that, notwithstanding anything to the contrary, in no event shall Buyer or any of its Affiliates be required to agree to hold separate, divest, license or cause a Third Party to purchase any of the assets or businesses of Buyer or any of its Affiliates.  The Parties shall reasonably coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and taking the actions referred to in this Section 5.4.  The Parties hereto shall use commercially reasonable efforts to supply such reasonable assistance as may be reasonably requested by any other Party hereto in connection with the foregoing.

Section 5.5.                                 Further Assurances.

(a)                                 From time to time, as and when requested by any Party, each of the Parties will, and will cause their respective Affiliates to, at its expense (except as otherwise expressly provided in this Agreement), use commercially reasonable efforts to execute such documents and take such further actions as may be reasonably requested to carry out the provisions hereof and consummate and evidence the Transactions, including executing and delivering or causing to be executed and delivered to the other Party such documents as the other Party or its counsel may reasonably request as necessary for such purpose.

(b)                                 Seller shall use its best efforts to remove, erase and destroy any and all information of Seller not exclusively related to the Business that remains on the Devices.  Nevertheless, Buyer acknowledges and agrees that the Devices may contain information of Seller (including Seller’s Confidential Information and other proprietary information).  Buyer hereby covenants that, upon becoming aware of any such information being contained on the Devices, Buyer will use its commercially reasonable efforts to remove, erase and destroy any and all such information of Seller not exclusively related to the Business that remains on such Devices and will implement reasonable safeguards to ensure that, on an ongoing basis, any Confidential Information of Seller not exclusively related to the Business discovered on such Devices after the Closing will be immediately removed, erased and destroyed.  For the avoidance of doubt, all residual information that remains on the Devices and which would otherwise be deemed “Confidential Information” of Seller based on the content and nature of such information will be deemed “Confidential Information” of Seller and subject to the confidentiality provisions of this Agreement.

Section 5.6.                                 Transfer Taxes.  Buyer and Seller will each be responsible for fifty percent (50%) of all Transfer Taxes incurred in connection with the sale, purchase or transfer of the Acquired Assets.  The Party required by applicable Law to file any necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall, at its own expense, file such Tax Returns or other documentation and pay such Transfer Taxes, and the non-filing party shall promptly reimburse such filing party for its share of such Transfer Taxes and fifty percent (50%) of the filing expenses incurred in connection with such Tax Returns or other documentation.  If required by applicable Law, the parties shall join in the execution of any such Tax Returns and other documentation.  To the extent permitted by any applicable Law, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

Section 5.7.                                 Tax Cooperation.  Seller and Buyer shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation of Tax Returns and any Tax proceeding relating to the Acquired Assets or the Business.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller agrees, and will cause its Affiliates to agree, to retain all books and records with respect to Tax matters pertinent to the Acquired Assets or the Business relating to any taxable period beginning before the Closing Date until the longer of (a) sixty (60) days after the expiration of the statute of limitations of the respective taxable periods or (b) six (6) years, and to abide by all record retention agreements entered into with any Taxing Authority.

Section 5.8.                                 Supplement to Disclosure Schedule.  From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising (each, a “Schedule Supplement”).  Any such Schedule Supplement shall be delivered promptly following the Knowledge of Seller of the circumstance or event giving rise to the disclosure on such Schedule Supplement.  Seller acknowledges and agrees that no Schedule Supplement shall be deemed to modify the representations and warranties made herein by Seller (a) as of the date hereof or as of a specific date or (b) for purposes of determining whether or not the conditions of Closing set forth in Article VI have been satisfied.  Nothing in this Agreement, including this Section 5.8, shall imply that Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

Section 5.9.                                 Employee Matters.(a)                          As of the Closing Date, Seller shall, and shall cause its Affiliates to, terminate the employment of all Business Employees and shall pay all wages and wage fringes in accordance with Law or as required by Contract, paid time off, vacation and sick days to such Business Employees.

(b)                                 Buyer shall offer employment to each Business Employee in writing within two (2) Business Days following the date hereof.  With respect to each Business Employee, such offer of employment shall provide, for at least twelve (12) months following Closing, an annual base salary, annual bonus opportunities, severance benefits, retirement benefits and health and welfare benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of Buyer and its Affiliates.  Such offer of employment shall also provide for a geographic location of employment which is not more than fifty (50) miles from the geographic location of employment immediately prior to Closing.  Buyer shall use reasonable efforts to ensure that each Transferred Employee (together with his or her covered dependents) shall be immediately eligible to participate in the employee benefit plans of Buyer that are available to similarly situated employees of Buyer and its Affiliates

(the “Buyer Plans”) (with all pre-existing condition exclusions and actively-at-work requirements under each such Buyer Plan being waived with respect to such Transferred Employee and his or her covered dependents).  Each Transferred Employee shall receive service credit for vesting and eligibility purposes under the Buyer Plans for his or her service with Seller and its Affiliates.  Buyer shall use commercially reasonable efforts to ensure that any eligible expenses incurred by a Transferred Employee (or his or her covered dependents) under a Benefit Plan prior to the date on which such Transferred Employee becomes a participant in a corresponding Buyer Plan shall be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of- pocket requirements as if such amounts had been paid in accordance with such Buyer Plan.  Buyer shall provide continuation health care coverage to each Transferred Employee (and his or her qualified beneficiaries) who is a “qualified beneficiary” in respect of a Buyer Plan and who experiences a “qualifying event” on or after the Closing in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(c)                                  Seller shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by it on or prior to the Closing Date to the Business Employees, and Buyer shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation earned by Transferred Employees after the Closing Date.

(d)                                 Each Business Employee who accepts Buyer’s offer of employment and commences employment with Buyer (including inactive employment, such as a leave of absence) is referred to herein as a “Transferred Employee.”  Buyer’s employment of each Transferred Employee shall be conditioned upon the Closing.  Effective as of the Closing Date, each Transferred Employee shall cease to be an active participant in the Benefit Plans and Seller may take any actions necessary to effectuate the foregoing.

(e)                                  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.9 shall create any third party rights in any current or former service provider of Seller or its Affiliates, including the Business Employees, or any beneficiaries or dependents thereof.

Section 5.10.                          Non-Competition; Non-Solicitation; and Confidentiality.

(a)                                 For a period of three (3) years commencing upon the Closing Date (the “Restricted Period”), Seller covenants that it will not, directly or indirectly (including through any Affiliate or other Person), for Seller’s own account or for the benefit of any other Person, engage in, manage, invest or participate in or otherwise operate in any Restricted Business, other than for the benefit of Buyer, in connection with the proper performance of services to Buyer under this Agreement or any Transaction Document.  If a Third Party acquires more than fifty percent (50%) of the outstanding capital stock of Seller or all or substantially all of the assets of Seller, the obligations of this Section 5.10(a) shall not apply to such Third Party and its Affiliates; provided, however, that such obligations shall continue in full force and effect with respect to Seller and its Affiliates immediately prior to the time of such acquisition.

(b)                                 For a period of two (2) years commencing upon the Closing Date, Seller covenants that it will not, directly or indirectly (including through any Affiliate or other Person), for Seller’s own account or for the benefit of any other Person, induce, solicit or encourage any customer of the Business as of the Closing to diminish, terminate or curtail their relationship with Buyer or any of its Affiliates with respect to the Business.

(c)                                  During the Restricted Period, Seller covenants that it will not, directly or indirectly (including through any Affiliate or other Person), for its own account or for the benefit of any other Person, hire or offer to hire any Transferred Employee who is then employed by Buyer or one of its Affiliates; provided, however that the foregoing shall not apply to any Transferred Employee who is solicited as a result of the use of a general solicitation (such as an advertisement in a publication of regional or national circulation) not specifically directed to any Transferred Employee or group of Transferred Employees.

(d)                                 During the Restricted Period, neither Party shall, except either (i) as may be required to comply with the requirements of any applicable Law and the rules and regulations of each stock exchange upon which the securities of such Party is listed or (ii) with the prior written consent of the other Party, communicate, publish or otherwise disclose to any Person, or use for their benefit or the benefit of any Person, any Confidential Information.  In the event that either Party is required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any such Confidential Information, to the extent permitted by Law, such Party shall notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.10(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, either Party is, on the advice of counsel, compelled to disclose any of such Confidential Information to any tribunal, such Party may disclose such Confidential Information to the tribunal; provided, however, that such Party shall use its reasonable efforts to obtain, at the request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.  This Section 5.10(d) shall not apply to information that a Party that received Confidential Information knew prior to the receipt of such Confidential Information from the other Party or later receives from a Third Party without any obligations of confidentiality.

(e)                                  Seller acknowledges and agrees that:  (i) the restrictions contained in this Section 5.10 are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of the Acquired Assets (including the goodwill inherent therein); (ii) Seller is primarily responsible for the creation of such value; and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 5.10.  If any provision contained in this Section 5.10 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 5.10, but this Section 5.10 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.10 is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but, rather, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 5.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.

Section 5.11.                          License to Use Seller’s Marks.  Seller hereby grants to Buyer and its Affiliates a non-exclusive, royalty-free, worldwide license, for a term of one (1) year from the Closing Date, to use, copy, distribute and display Seller’s name, trademarks and stylized logo (collectively, the “Seller Marks”) solely in connection with Buyer’s operation of the Business and the Acquired Assets and in connection with Buyer’s name and marks.  Buyer shall use, copy, distribute and display the Seller Marks in a manner consistent with Seller’s use of the Seller Marks in connection with the Business prior to the Closing Date and shall observe all of Seller’s reasonable limitations on and guidelines for the use of the Seller Marks as provided in writing to Buyer by Seller.  Seller and Buyer hereby agree to, following the Closing, negotiate in good faith the terms of a license agreement governing the Seller Marks.

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction (or waiver by Buyer, in its sole and absolute discretion), at or before the Closing, of each of the following conditions:

Section 6.1.                                 No Order or Action.  No Governmental Authority shall have issued any provision of applicable Law or Order (whether temporary, preliminary or permanent) which (a) enjoins, prevents, prohibits, restrains or materially delays (or seeks to enjoin, prevent, prohibit, restrain or materially delay) the consummation of the Transactions or (b) has a material adverse impact on the use or enjoyment of the assets exclusively related to the operation of the Business, and no Action enjoining, preventing, prohibiting, restraining or materially delaying (or seeking to enjoin, prevent, prohibit, restrain or materially delay) this Agreement or the Transactions shall have been instituted and be pending.

Section 6.2.                                 Representations and Warranties.  Each of the representations and warranties set forth in Article III hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the Effective Date throughout such representations and warranties (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty shall have been only true and correct as of such date), except where the failure to be so true and correct would not have a Material Adverse Effect.

Section 6.3.                                 Performance.  Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 6.4.                                 Approvals and Filings.  The Required Governmental Consents shall have been obtained and remain in effect and any waiting period applicable to the consummation of the Transactions shall have expired or been terminated.

Section 6.5.                                 Delivery of Closing Documents.  Seller shall have tendered for delivery to Buyer a fully executed copy of each of the Transaction Documents and each of the other deliveries to be delivered by Seller at the Closing pursuant to Section 2.9(a).

Section 6.6.                                 Refinancing.  Seller shall have closed or shall close simultaneously with the Closing, the refinancing of Seller’s indebtedness pursuant to a financing transaction on substantially the terms described on Schedule 6.6 (the “Refinancing”).

Section 6.7.                                 Satisfaction of Employee Obligations.  Seller shall have satisfied all existing Obligations of Seller, as set forth on Schedule 6.7, relating to the period prior to the Closing for any Transferred Employees, including any Obligations associated with any claims for wages or other benefits, bonuses, expenses, commissions, accrued vacation, workers’ compensation, severance, retention, termination or other payments.

Section 6.8.                                 No Material Adverse Effect.  Since the Effective Date, there shall not have occurred any Material Adverse Effect.

Section 6.9.                                 Officer’s Certificate.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an authorized representative of Seller, confirming the matters in Section 6.2, Section 6.3 and Section 6.6.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the Transactions shall be subject to the satisfaction (or waiver by Seller, in its sole and absolute discretion), at or before the Closing, of each of the following conditions:

Section 7.1.                                 No Order or Action.  No Governmental Authority shall have issued any provision of applicable Law or Order (whether temporary, preliminary or permanent) which (a) enjoins, prevents, prohibits, restrains or materially delays (or seeks to enjoin, prevent, prohibit, restrain or materially delay) the consummation of the Transactions or (b) has a material adverse impact on the use or enjoyment of the assets exclusively related to the operation of the Business, and no Action enjoining, preventing, prohibiting, restraining or materially delaying (or seeking to enjoin, prevent, prohibit, restrain or materially delay) this Agreement or the Transactions shall have been instituted and be pending.

Section 7.2.                                 Representations and Warranties.  Each of the representations and warranties set forth in Article IV hereof shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though then made and as though the Closing Date were substituted for the Effective Date throughout such representations and warranties (except to the extent any such representation or warranty speaks as of the Effective Date or any other specific date, in which case such representation or warranty shall have been true and correct as of such date), except where the failure to be so true and correct would not have a Material Adverse Effect.

Section 7.3.                                 Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.4.                                 Approvals and Filings.  The Required Governmental Consents shall have been obtained and remain in effect and any waiting period applicable to the consummation of the Transactions shall have expired or been terminated.

Section 7.5.                                 Delivery of Closing Documents.  Buyer shall have tendered for delivery to Buyer a fully executed copy of each of the Transaction Documents and each of the other deliveries to be delivered by Seller at the Closing pursuant to Section 2.9(b).

ARTICLE VIII
TERMINATION

Section 8.1.                                 Termination.  This Agreement may be terminated and the Transactions abandoned any time prior to the Closing:

(a)                                 upon the mutual written agreement of the Parties;

(b)                                 by Seller if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements, and such material breach has not been waived in writing, such that the conditions set forth in Article VII shall have become incapable of fulfillment on March 24, 2017 (the “End Date”) or, if capable of fulfillment (other than through the failure of Seller to comply with its obligations under this Agreement), shall not have been cured within ten (10) days of notice of such breach;

(c)                                  by Buyer if there has been a material breach by Seller of any of its representations, warranties, covenants or agreements, and such material breach has not been waived in writing, such that the conditions set forth in Article VI shall have become incapable of fulfillment by the End Date or, if capable of fulfillment (other than through the failure of Buyer to comply with its obligations under this Agreement), shall not have been cured within ten (10) days of notice of such breach;

(d)                                 by Buyer if Seller (i) commences a voluntary case under title 11 of the United States Code or the corresponding provisions of any successor laws, (ii) anyone commences an involuntary case against Seller under title 11 of the United States Code or the corresponding provisions of any successor laws and either (A) the case is not dismissed by midnight at the end of the sixtieth (60th) day after commencement or (B) the court before which the case is pending issues an order for relief or similar order approving the case, (iii) a court of competent jurisdiction appoints, or Seller makes an assignment of all or substantially all of its assets to, a custodian (as that term is defined in title 11 of the United States Code or the corresponding provisions of any successor laws) for Seller of all or substantially all of its assets or (iv) Seller fails generally to pay its debts as they become due (unless those debts are subject to a good-faith dispute as to liability or amount) or acknowledges in writing that it is unable to do so;

(e)                                  by either Party after (i) issuance by a Governmental Authority of an Order, including any preliminary or permanent injunction, prohibiting the Closing or (ii) the failure of the Parties to obtain or receive any Required Governmental Consent; or

(f)                                   by either Party if the Closing shall not have occurred on or prior to the End Date; provided, however, that no Party shall have the right to terminate this Agreement under this Section 8.1(f) if the failure of the Closing to have occurred on or before the End Date is the result of such Party’s breach of this Agreement.

Section 8.2.                                 Termination Procedure.  Each Party’s rights of termination under this Article VIII are in addition to any other rights each Party may have under this Agreement, and the exercise of such right of termination will not be an election of remedies.  In the event of a termination under Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(f), the terminating Party shall give written notice of the termination to the other Party, and this Agreement shall terminate and the Transactions shall be abandoned (except the obligations of the Parties in this Section 8.2 and Article X), without further action by either Party, upon delivery of such notice (or at such later date as is provided in Section 8.1); provided, however, that no such termination shall relieve any Party hereto or thereto of any liability (including fees and expenses incurred by the other Party) for any breach of any provision of this Agreement prior to the date of such termination.

ARTICLE IX
INDEMNIFICATION AND NONSURVIVAL

Section 9.1.                                 Indemnification.

(a)                                 Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all Losses arising out of, caused by, attributable to or resulting from, directly or indirectly, any of the Excluded Liabilities.

(b)                                 Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all Losses arising out of, caused by, attributable to or resulting from, directly or indirectly, any of the Assumed Liabilities.

Section 9.2.                                 Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties made by Seller in this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing.  The covenants to be performed prior to the Closing, including any rights arising out of any breach of such covenants, shall terminate at the Closing.  This Section 9.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.

ARTICLE X
MISCELLANEOUS

Section 10.1.                          Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party, which consent will not be unreasonably withheld or delayed. Any purported assignment in violation of the preceding sentence will be void.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.2.                          Purchaser as a Good Faith Purchaser. The Parties acknowledge and agree that:  (a) the transactions contemplated by this Agreement are intended by the Parties to be a contemporaneous exchange between Seller and Buyer; (b) the transactions contemplated by this Agreement represent a regularly conducted, non-collusive sale and have been negotiated by the Parties and their respective professional advisors in an arm’s-length manner with due regard for the respective obligations of the Parties and value of the Acquired Assets; and (c) Seller does not have any interest in Buyer or in any party affiliated with Buyer.  Seller hereby acknowledges that the consideration received pursuant to this Agreement, including the Purchase Price and Buyer’s assumption of the Assumed Liabilities, constitutes fair and reasonably equivalent value for the Acquired Assets that Buyer is acquiring pursuant hereto.

Section 10.3.                          Public Announcements.

(a)                                 Each Party hereby covenants and agrees that each Party and their respective Affiliates will not, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of each stock exchange upon which the securities of such Party is listed, make or issue any publicity, press releases or public announcements concerning the transaction contemplated by this Agreement to the media, investment, financial or market analysts or rating agencies unless the Parties shall have (i) consulted in advance with respect thereto and (ii) considered in good faith any comments of the other Party as to the content of such announcement.

(b)                                 Each Party further covenants and agrees that it will negotiate in good faith with the other Party the terms of any communication or notification of the transaction contemplated by this Agreement that they plan to send their customers.

Section 10.4.                          Expenses.  Whether or not the Transactions are consummated, and except as otherwise specified herein, each Party will bear its own costs and expenses in connection with this Agreement and with respect to the Transactions.

Section 10.5.                          Severability.  Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement.

Section 10.6.                          Amendment; Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties.  This Agreement, the Confidentiality Agreement, the Transaction Documents and any other documents delivered pursuant hereto and thereto, contain the entire agreement of the

Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements, whether written or oral, made prior to the Effective Date.

Section 10.7.                          No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and their respective Affiliates and no provision of this Agreement will be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.8.                          Waiver.  Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.  The failure of any Party to enforce any condition or part of this Agreement at any time will not be construed as a waiver of that condition or part, nor will it forfeit any rights to future enforcement thereof.

Section 10.9.                          Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 10.10.                   Consent to Jurisdiction.  Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (b) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Action in such courts and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action or proceeding in such courts.  Each of the Parties hereto agrees that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.10 in the manner provided for notices in Section 10.14. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 10.11.                   Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12.                   Specific Performance.  The Parties agree that irreparable damage may occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state courts located in State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.13.                   Counterparts.  The Parties may execute this Agreement in two (2) or more counterparts, and each fully executed counterpart will be deemed an original.  This Agreement, the Transaction Documents, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (.pdf), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission in .pdf to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 10.14.                   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or sent by e-mail (notice deemed given upon return of a read receipt), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

Infor (US), Inc.
40 General Warren Boulevard, Suite 110
Malvern, PA 19355
Attention:  General Counsel

Fax:  (678) 319-9032
Email:  Gregory.Giangiordano@infor.com

with copies (which shall not constitute notice) to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention:  Thomas P. Dwyer, Esquire
Fax:  (800) 521-0842
Email:  dwyert@pepperlaw.com

If to Seller, to:

Ciber, Inc.
6312 S Fiddlers Green Circle
Suite 600E
Greenwood Village, CO 80111
Attention:  Aiden Dunning
Email:  aiden.dunning@ciber.com

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP
4200 Republic Plaza
370 Seventeenth Street
Denver, CO 80202-5638
Attention:  Erik G. Knudsen
Email:  eknudsen@mofo.com

provided, however, that if any Party will have designated a different address by notice to the others, then to the last address so designated.

Section 10.15.                   Schedules and Exhibits.  Buyer agrees that any disclosure by Seller in any Schedule or Exhibit attached hereto will not establish any threshold of materiality. In the event of a conflict between the terms and conditions of this Agreement and any terms, conditions or disclosures contained in any Schedule or Exhibit attached hereto, the terms of this Agreement shall control.

Section 10.16.                   Relationship of the Parties.  It is expressly agreed that the relationship between Buyer and Seller shall not constitute a partnership, joint venture or agency. Buyer and Seller are independent contractors.  Neither Buyer nor Seller shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

Section 10.17.                   Construction.  Seller and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party are not to be employed in the interpretation of this Agreement.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                                   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                                  references to a Person are also to its successors and permitted assigns;

(h)                                 the use of “or” is not intended to be exclusive unless expressly indicated otherwise; provided that the use of “or” preceded by the word “either” is intended to be exclusive;

(i)                                     reference to “day” or “days” are to calendar days;

(j)                                    except as otherwise expressly provided herein all references to “$” or “Dollars” refer to the lawful money of the United States of America;

(k)                                 any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(l)                                     when a reference is made in this Agreement to “ordinary course of business,” such reference shall be deemed to be followed by “consistent (in scope and amount) with past practice”;

(m)                             “made available” with reference to any document provided by Seller hereunder means made available to Buyer or its representatives in the electronic data room established by Seller in connection with the Transactions or otherwise e-mailed directly to Buyer or its representatives;

(n)                                 when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if such period is calculated in Business Days and the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and

(o)                                 any reference to a given Law is a reference to that Law and the rules and regulations adopted or promulgated thereunder, in each case, as amended, modified, supplemented or restated as of the date on which the reference is made.

Section 10.18.                   Performance of Obligations by Affiliates.  Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly or by any Affiliate of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part.  Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part.  With respect to any particular action, the use of the words “Seller will” also means “Seller will cause” the particular action to be performed, and the use of the words “Buyer will” also means “Buyer will cause” the particular action to be performed.  Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first above written.

CIBER, INC.

By:	/s/ Michael Boustridge
Name:	Michael Boustridge
Title:	President & CEO

INFOR (US), INC.

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Title:	Sr. Vice President & General Counsel

[Signature Page to Asset Purchase Agreement]